As filed with the Securities and Exchange Commission on November 9, 2010

Registration No. 333-168831

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXAMWORKS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-2909425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3280 Peachtree Road, N.E. Suite 2625 Atlanta, GA	30305
(Address of Principal Executive Offices)	(Zip Code)

ExamWorks Group, Inc. Amended and Restated 2008 Stock Incentive Plan
(Full titles of the plans)

J. Miguel Fernandez de Castro
Chief Financial Officer
ExamWorks Group, Inc.
3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA  30305
(Name and address of agent for service)

(404) 952-2417
 (Telephone number, including area code, of agent for service)

Copies to:

Reinaldo Pascual
Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, GA  30308
(Name and address of agent for service)

(404) 815-2227
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒(do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.0001 par value per share
Outstanding under the Amended and Restated 2008 Stock Incentive Plan
	1,045,021	$2.80 (2)	$2,926,058.80	$210
	235,457	$3.89 (3)	$915,927.73	$66
	362,224	$4.86 (4)	$1,760,408.64	$130
	1,671,107	$6.63 (5)	$11,079,439.41	$790
	495,395	$7.79 (6)	$3,859,127.05	$280
	56,552	$11.08 (7)	$626,596.16	$45
	1,476,041	$11.67 (8)	$17,225,398.47	$1,300
	51,723	$16.56 (9)	$856,533	$62
	5,967	$16.00(10)	$95,742	$7
To be issued under the Amended and Restated 2008 Stock Incentive Plan	4,882,713	$16.00 (11)	$78,123,408	$5,571
Total	10,282,200		$111,372,897.26	$7,942

(1)
In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares of the Common Stock of ExamWorks Group, Inc. (the “Registrant”) that may be offered or issued under ExamWorks Group, Inc. Amended and Restated 2008 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)
Such shares are issuable upon exercise of outstanding options to purchase an aggregate of 1,045,021 shares at an exercise price of $2.80 per share.  Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)
Such shares are issuable upon exercise of outstanding options to purchase an aggregate of 235,457 shares at an exercise price of $3.89 per share.  Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(4)
Such shares are issuable upon exercise of outstanding options to purchase an aggregate of 362,224 shares at an exercise price of $4.86 per share.  Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(5)
Such shares are issuable upon exercise of outstanding options to purchase an aggregate of 1,671,107 shares at an exercise price of $6.63 per share.  Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(6)
Such shares are issuable upon exercise of outstanding options to purchase an aggregate of 495,395 shares at an exercise price of $7.79 per share.  Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(7)
Such shares are issuable upon exercise of outstanding options to purchase an aggregate of 56,552 shares at an exercise price of $11.08 per share.  Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(8)
Such shares are issuable upon exercise of outstanding options to purchase an aggregate of 1,476,041 shares at an exercise price of $11.67 per share.  Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(9)
Such shares are issuable upon the vesting of restricted stock units and/or restricted common stock granted pursuant to the Plan. The price of $16.56 per share, which is the average of the high and low prices of the Common Stock of the Registrant reported on the New York Stock Exchange on November 5, 2010, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h) of the Securities Act and has been used only for those shares without a fixed exercise price.

(10)
Estimated pursuant to Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee on the basis of the initial public offering price (the “Offering Price”) of the Registrant’s common stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2010.

(11)
Estimated pursuant to Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee on the basis of the Offering Price of the Registrant’s common stock as set forth in the Registrant’s prospectus filed with the Commission on October 29, 2010.

TABLE OF CONTENTS

Page

PART I	INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS	1

ITEM 1.	PLAN INFORMATION	1

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION	1

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	2

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE	2

ITEM 4.	DESCRIPTION OF SECURITIES	3

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL	3

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS	3

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED	4

ITEM 8.	EXHIBITS	4

ITEM 9.	UNDERTAKINGS	5

SIGNATURES

POWER OF ATTORNEY

EXHIBITS

EXHIBIT 5.1

EXHIBIT 23.1(a)

EXHIBIT 23.1(b)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Not required to be filed with this Registration Statement.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.*

* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Registration Statement will be sent or given to participants of the Plan as specified by Rule 428(b)(1) under the Securities Act.  As permitted by Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Prospectus dated October 27, 2010, filed pursuant to Rule 424(b) under the Securities Act, which relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-168831) (as amended and including the exhibits thereto, the “Form S-1 Registration Statement”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on October 25, 2010 (File No. 001-34930), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus.  The Registrant has not authorized anyone to provide you with different information.  You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement).  Requests for such information should be directed to:

ExamWorks Group, Inc.
J. Miguel Fernandez de Castro
Senior Vice President and Chief Financial Officer
3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA  30305
 (404) 952-2417

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Common Stock being offered by this prospectus and certain other legal matters are being passed upon for the Registrant by Paul, Hastings, Janofsky & Walker LLP.  A partner of Paul, Hastings, Janofsky & Walker LLP owns shares of the Registrant’s Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s amended and restated certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant, which is not eliminated by this provision of the amended and restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant or acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase and maintain insurance with respect to liability incurred by or arising out of their capacity or status as directors and officers, whether or not the corporation could indemnify such person against liability under section 145 (subject to certain limitations). The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, vote of stockholders, or otherwise. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation (or an amendment thereto) to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for breaches of the director’s fiduciary duty of care, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL, which provides for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by DGCL and provides that the Registrant may fully indemnify any officers and members of the board of directors and, with authorization of the board of directors, indemnify the Registrant’s employees, agents, and any other persons against all expenses, liabilities or other matters, including those incurred in prosecuting any matter and in indemnification actions.

Article VI of the Registrant’s bylaws also indemnifies the directors and officers to the fullest extent permitted by DGCL. Such indemnification extends to each person, heir, executor or administrator of such person, who was or is a party, threatened to be made a party to, or involved in any threatened, pending, or completed action, suit or proceeding, including civil, criminal, administrative or investigative, by reason that such person is or was a director or officer of the Registrant, or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification is a contract right that includes the right to be paid by the Registrant expenses, including attorney fees, incurred in connection with any such suit or proceeding in advance of its final disposition to the fullest extent permitted by law. Such indemnification also extends to employees and agents of the Registrant by action of the board of directors and to the extent and effect as determined by the board of directors and authorized by the DGCL.

The Registrant maintains liability insurance for its officers and directors. Further, the Registrant will enter into indemnity agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and to provide additional procedural protections.

The form of underwriting agreement filed as an exhibit to the Form S-1 Registration Statement provides for indemnification of the Registrant and its officers and directors by the underwriters for certain liabilities arising under the Securities Act and otherwise to the extent, but only to the extent, that such liability arose from an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Registrant by such underwriter specifically for use in the Form S-1 Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the amended and restated certificate of incorporation or the bylaws, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

(a) The following exhibits are filed herewith

Exhibit Number	Description
3.1 (1)	Form of Amended and Restated Certificate of Incorporation

3.2 (2)	Form of Amended and Restated Bylaws

4.1 (4)	Form of Common Stock Certificate of the Registrant

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

10.2.1 (5)	Amended and Restated 2008 Stock Incentive Plan of the Registrant, effective as of July 12, 2010

10.2.2 (6)	Form of Stock Option Agreement

10.2.3 (7)	Form of Restricted Share Unit Award Agreement

10.2.4 (8)	Form of Restricted Share Award Agreement

10.5 (9)	Registration Rights Agreement, dated May 7, 2010, by and among ExamWorks, Inc., Broadband Capital Management LLC and the other officers and employees of Broadband Capital Management LLC party thereto

10.6 (10)	Form of Investor Rights Agreement, dated May 7, 2010, by and among ExamWorks, Inc. and the investors party thereto

10.7(11)	Form of Indemnification Agreement between the Registrant and its officers and directors

23.1(a)	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.1(b)	Consent of KPMG LLP, Independent Auditors (as it relates to UK Independent Medical Services Limited)

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto).

(1)         Previously filed as Exhibit 3.1 to the Form S-1 Registration Statement and incorporated by reference herein..
(2)         Previously filed as Exhibit 3.2 to the Form S-1 Registration Statement and incorporated by reference herein.
(3)         Previously filed as Exhibit 4.1 to the Form S-1 Registration Statement and incorporated by reference herein.
(4)         Previously filed as Exhibit 4.3 to the Form S-1 Registration Statement and incorporated by reference herein.
(5)         Previously filed as Exhibit 10.2.1 to the Form S-1 Registration Statement and incorporated by reference herein.
(6)         Previously filed as Exhibit 10.2.2 to the Form S-1 Registration Statement and incorporated by reference herein.
(7)         Previously filed as Exhibit 10.2.3 to the Form S-1 Registration Statement and incorporated by reference herein.
(8)         Previously filed as Exhibit 10.2.4 to the Form S-1 Registration Statement and incorporated by reference herein.
(9)         Previously filed as Exhibit 10.5 to the Form S-1 Registration Statement and incorporated by reference herein.
(10)       Previously filed as Exhibit 10.6 to the Form S-1 Registration Statement and incorporated by reference herein.
(11)       Previously filed as Exhibit 10.7 to the Form S-1 Registration Statement and incorporated by reference herein.

ITEM 9. UNDERTAKINGS.

(a)        The Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 9, 2010.

ExamWorks Group, Inc.

By:	/s/ J. Miguel Fernandez de Castro
J. Miguel Fernandez de Castro
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Perlman and J. Miguel Fernandez de Castro, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE(S)	DATE
/s/ Richard E. Perlman	Executive Chairman of the Board	November 9, 2010
Richard E. Perlman

/s/ Jim K. Price	Chief Executive Officer and Director (principal executive officer)
Jim K. Price		November 9, 2010

/s/ J. Miguel Fernandez de Castro	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	November 9, 2010
J. Miguel Fernandez de Castro

/s/ Peter B. Bach	Director	November 9, 2010
Peter B. Bach, M.D., MAPP

/s/ Peter M. Graham	Director	November 9, 2010
Peter M. Graham

/s/ J. Thomas Presby	Director	November 9, 2010
J. Thomas Presby

/s/ William A. Shutzer	Director	November 9, 2010
William A. Shutzer

/s/ David B. Zenoff	Director	November 9, 2010
David B. Zenoff

EXHIBITS

Exhibit Number	Description
3.1 (1)	Form of Amended and Restated Certificate of Incorporation

3.2 (2)	Form of Amended and Restated Bylaws

4.1 (4)	Form of Common Stock Certificate of the Registrant

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

10.2.1 (5)	Amended and Restated 2008 Stock Incentive Plan of the Registrant, effective as of July 12, 2010

10.2.2 (6)	Form of Stock Option Agreement

10.2.3 (7)	Form of Restricted Share Unit Award Agreement

10.2.4 (8)	Form of Restricted Share Award Agreement

10.5 (9)	Registration Rights Agreement, dated May 7, 2010, by and among ExamWorks, Inc., Broadband Capital Management LLC and the other officers and employees of Broadband Capital Management LLC party thereto

10.6 (10)	Form of Investor Rights Agreement, dated May 7, 2010, by and among ExamWorks, Inc. and the investors party thereto

10.7 (11)	Form of Indemnification Agreement between the Registrant and its officers and directors

23.1(a)	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.1(b)	Consent of KPMG LLP, Independent Auditors (as it relates to UK Independent Medical Services Limited)

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto).

(1)         Previously filed as Exhibit 3.1 to the Form S-1 Registration Statement and incorporated by reference herein.
(2)         Previously filed as Exhibit 3.2 to the Form S-1 Registration Statement and incorporated by reference herein.
(3)         Previously filed as Exhibit 4.1 to the Form S-1 Registration Statement and incorporated by reference herein.
(4)         Previously filed as Exhibit 4.3 to the Form S-1 Registration Statement and incorporated by reference herein.
(5)         Previously filed as Exhibit 10.2.1 to the Form S-1 Registration Statement and incorporated by reference herein.
(6)         Previously filed as Exhibit 10.2.2 to the Form S-1 Registration Statement and incorporated by reference herein.
(7)         Previously filed as Exhibit 10.2.3 to the Form S-1 Registration Statement and incorporated by reference herein.
(8)         Previously filed as Exhibit 10.2.4 to the Form S-1 Registration Statement and incorporated by reference herein.
(9)         Previously filed as Exhibit 10.5 to the Form S-1 Registration Statement and incorporated by reference herein.
(10)       Previously filed as Exhibit 10.6 to the Form S-1 Registration Statement and incorporated by reference herein.
(11)       Previously filed as Exhibit 10.7 to the Form S-1 Registration Statement and incorporated by reference herein.